PART II

Item 13.  Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees	$
Printing	$

Item 14.    Indemnification of Directors and Officers

The Company’s articles of incorporation includes an indemnification provision that provides that a director shall not be liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15.  Recent Sales of Unregistered Securities

The Company has sold the following securities within the past three years which were not registered under the Securities Act of 1933:

Since inception in April, 2009, the Company issued 10,250,000 shares of its common stock at par ($.0001) for an aggregate of $1,025 pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.  Each of the transactions listed below was a private transaction with a person or entity related to or personally known to the founder of the Company or one of its officers or shareholders.  With the exception of Tiber Creek Corporation all of the issuances were to entities neither citizens nor residents of the United States.  There was no public solicitation or advertisement.

Names	Number of Shares

Ruza Studenovich	290,000
A & J Stone Trust	290,000
Con and Vick Elfes	40,000
The Byron Real Estate Consulting Group Pty	290,000
Sharyn Alayne Johnston	84,000
Peter Geoffrey Craig	100,000
Peter McDonald	100,000
Peter Darcy	10,000
Sally Manthey	1,500
Jodie Manthey	1,500
John Daniels	160,000
Ferriter Super Fund	133,000
Allied Securities Inc	200,000
Branko Jose Pavnovic	362,500
Elly Marie Hohai	100,000
Donald Jessup	1,500
Tiber Creek Corporation	250,000
Anthony Stefanac	400,000
Vicky Narelle Baker and Stephen James Baker	10,000
Geoffrey Alan and Ada Ida Stella Johnston	10,000
Arthur and Con Nicolis	39,000
Kim Redmond-Fewtrell	71,500
Brendan Tresoglavic	3,250
Simon Tresoglavic and Anna Tresoglavic	9,750
Julian Walters	6,500
Alexsandar Citroski	26,000
Elizabeth Paskoski	6,500
Anne Rice	3,250
Julieanne Stone	5,200
Marsha Roberts	1,950
Maureen Egan	4,550
Amanda Scuglia	650
Telesia Veamatahau and Sione Ahovelo	6,500
Tevita Veamatahau	1,300
Sili Venusi Veamatahau	6,500
Brandon Howard	650
Nau Toutai Ahovelo	650
Gaiu Dinu	650
Losh Hazen Matthews	6,500
Kevin Ellem and Beryl Ellem	6,500
Tobias Essington Breen	100,000
Vasil Perovski	3,600
Paul Battisti and Samantha Battisti	13,000
Nathan Ghosn	6,500
Sylvania Marina	6,500
Chad Parrish	6,500
GJA Developments Pty Ltd	6,500
Joshua Redmond	9,500
Jack Warfield	6,500
Marko Matach	3,250
Anna Gamulin	3,250
Nada Studenovic	3,250
Janja Studenovic	6,500
Martin Dunning	6,500
Newstew Family Trust	32,500
Drago Bozic	6,500
Mladenko Radas	6,500
Peter Bottele Superannuation Fund	16,250
Fock Family Superannuation Fund	16,250
Neilson Family Trust	32,500
Global IP Traders Corporation	380,000
Darryl Andrew Wandrey	16,000
Manthey Holdings Pty Ltd	3,040,000
Redmond Family Holdings Pty Ltd	2,590,800
Alison Redmond	290,000
North American Motors Pty Ltd	600,000

Item 16.  Exhibits and Financial Statement Schedules.

EXHIBITS

3.1*	Certificate of Incorporation

3.2*	By-laws

5.0	Opinion of Counsel on legality of securities being registered

10.1*	Patent Licensing Agreement between Manthey Redmond Corporation and Manthey Redmond
(Aust) Pty Limited

10.2*	Investment Agreement between Manthey Redmond Corporation and Manthey Redmond
(Aust) Pty Limited

10.3*	Development Agreement between Manthey Redmond Corporation and Manthey Holdings
Pty Limited

23.1	Consent of Accountants

23.2	Consent of Attorney (as part of Exhibit 5.0)

* Previously filed

Item 17.  Undertakings

Undertaking Pursuant to Rule 415 Under the Securities Act of 1933

The undersigned registrant hereby undertakes:

(1).	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2).
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3).	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5).	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on August 31, 2010.

MANTHEY REDMOND CORPORATION

Date:	8/31/2010	/s/ Steven Charles Manthey
President, principal executive officer

Date:	8/31/2010	/s/ Steven Charles Manthey
Treasurer, controller, principal financial officer,
Principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Steven Charles Manthey	Director	8/31/2010

/s/s Timothy John Eric Redmond	Director	8/31/2010

/s/ Geoffrey Redmond	Director	8/31/2010